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                                                                   EXHIBIT 10(i)
                               MERCK & CO., INC.

              PLAN FOR DEFERRED PAYMENT OF DIRECTORS' COMPENSATION

                       (Amended effective April 27, 1993)

  I.        PURPOSE

            To provide an arrangement under which directors of Merck & Co., Inc. may defer payment of the annual retainer, and meeting and committee fees until after termination of their service as a director.

 II.        EFFECTIVE DATE

            March 24, 1981

III.        ELECTION OF DEFERRAL

            A. Prior to December 28 of each year, each director, is entitled to make an irrevocable election to defer until termination of service as a director receipt of payment of
                    (a) 50% or 100% of the retainer for the 12 months beginning April 1 of the next calendar year, and (b) 50% or 100% of the meeting and committee fees for the 12 months beginning April 1 of the next calendar year. With respect to the year 1981 only, directors may make this initial election, at their discretion, after April 1, but before July 1, in which case such initial election shall apply to directors' compensation for the nine months commencing July 1, 1981 and ending March 31, 1982. In the case of new nominees for election to director or in the event the director is appointed at a time other than the Annual Meeting of Stockholders, the election under the deferral plan must be made prior to commencement of duties as a director. Each such annual election shall include an election as to the method by which the value of amounts deferred will be measured in accordance with Section IV, below.

            B. Each such annual election shall include an election to receive payment following termination of service as a director of all amounts deferred in a lump sum, or in annual or quarterly installments over one, five, ten or fifteen years; provided, however, that for Plan years commencing prior to April 1, 1985, the election as to payment period and frequency made in the first Plan year of participation shall govern all deferrals elected in such Plan years. The first such payment shall be made as soon as practicable following termination of service, provided that no amount valued under the Merck Common Stock Method shall be distributed until six months have elapsed since such valuation.

            C. Upon the request of a director made at any time during the calendar year immediately preceding the calendar year in which service as a director terminates, the Executive Committee of the Board of Directors, in its sole discretion, may authorize: (a) an extension of a payment period beyond that originally elected by the director not to exceed that otherwise allowable under the Plan, and/or
                    (b) a payment frequency different from that originally elected by the director. Such request may not be made with regard to amounts deferred subsequent to May 1, 1991 using the Merck Common Stock Method and to any earnings attributable to such deferrals. Any retired director who is not subject to U.S. income tax may petition the Executive Committee to change payment frequency including a lump sum distribution, and the Executive Committee may grant such petition if, in its discretion, it considers there to be reasonable justification therefor. Deferrals made subsequent to May 1, 1991 and any earnings thereon may only be distributed in accordance with the schedule elected under Article III, Section B or Article V.
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            D.      Following termination of service as a director, each
                    director may make one request for a further extension of the period for distribution of his/her deferred compensation which may not exceed the deferral period otherwise allowable under the Plan. This request may be granted and a new payment schedule determined in the sole discretion of the Executive Committee of the Board of Directors. Such request may not be made with regard to amounts deferred subsequent to May 1, 1991 using the Merck Common Stock Method and to any earnings attributable to such deferrals. Deferrals made subsequent to May 1, 1991 and any earnings thereon may only be distributed in accordance with the schedule elected under Article III, Section B or Article V.

IV.         VALUATION, CONVERSION AND PAYMENT OF DEFERRED AMOUNTS

            A. VALUATION. The value of amounts deferred under each year's election shall be measured in accordance with each director's election in one of two ways: The Merck Common Stock Method or the Fidelity Daily Income Trust Method. Under both methods the total amount of each director's compensation deferred each calendar quarter is used to determine the number of full and partial shares of Merck Common Stock or shares of the Fidelity Daily Income Trust which such amount would purchase at the closing price for Merck Common Stock on the New York Stock Exchange composite tape or the offering price (Net Asset Value) for Fidelity Daily Income Trust shares on the eighth Tuesday in such quarter, or if such quotations are not available on such eighth Tuesday, then on the first preceding day on which such quotations were available. The Company shall credit the director's account with the number of shares so determined on the last day of the quarter.

                    Each director's account will be credited once each calendar quarter, or at the date of any measurement method conversion, with the additional number of full and partial shares of Merck Common Stock which would have been purchasable with the dividends on shares previously credited to the account at the closing price on the New York Stock Exchange composite tape on the date each dividend was paid or with the additional number of full and partial Fidelity Daily Income Trust shares which would have been purchasable each calendar quarter at the average offering price during such quarter with the total dividends paid during such quarter on shares previously credited to the account.

            B. CONVERSION OF MEASUREMENT METHOD APPLICABLE TO AMOUNTS DEFERRED PRIOR TO MAY 1, 1991 AND TO ALL EARNINGS ON SUCH DEFERRED AMOUNTS. Upon request to the Company, a director may request that the method by which the value of all or a portion of the account is measured following the date of receipt of such request by the Company be converted as provided below. The portion of the director's account to be converted will be valued at its cash equivalent and such cash equivalent will be converted into shares of the other measurement method. For purposes of such conversions, the cash equivalent of Merck Common Stock or shares of the Fidelity Daily Income Trust shall be the closing price on the New York Stock Exchange composite tape or the offering price of Fidelity Daily Income Trust shares on the date the request is received by the Company. This Section B is not applicable to any amounts deferred after May 1, 1991 or to any earnings attributable to deferrals made subsequent to May 1, 1991. Amounts deferred subsequent to May 1, 1991 and any earnings thereon will remain invested in the medium chosen at the time of the deferral election.

                    1. During Active Service. A director may make one measurement conversion request out of the Merck Common Stock Method anytime during each calendar year, except thirty (30) days prior to a distribution under Section IV.C.; provided, however, that each such

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                             request is irrevocable and made in whole
                             percentages. An account, or portion of an account, that is converted out of the Merck Common Stock Method may not subsequently be reconverted to the Merck Common Stock Method of measurement under this subsection.

                    2. At Retirement. One additional irrevocable request may be made by a director at any time during the last plan year of service to convert fully or partially from the Merck Common Stock Method to the Fidelity Daily Income Trust Method.

                    3. After Death. Following the death of a director, the legal representative or beneficiary of such director may make one irrevocable request to convert fully or partially from the Merck Common Stock Method to the Fidelity Daily Income Trust Method.

                             Provided, however, that should the Securities and Exchange Commission indicate to Merck's Corporate Counsel that conversions from the Fidelity Daily Income Trust Method to the Merck Common Stock Method will not cause loss of the exemption from the definition of derivative security under
                             Section 16 then this amendment of Article IV, Section B, paragraphs 2 and 3 shall be considered null and void as of that date, and the language used prior to this amendment shall be reinstated.

            C. PAYMENT OF DEFERRED AMOUNTS. All payments to directors of amounts deferred will be in cash. At no time during the deferral period will any shares of Merck Common Stock or Fidelity Daily Income Trust shares be purchased or earmarked for such deferred amounts nor will any rights of a shareholder exist with respect to such amounts.

V.          DESIGNATION OF BENEFICIARY

            In the event of death of a director, the deferred amount at the date of death shall be paid to the last named beneficiary or beneficiaries designated by the director, or if no beneficiary has been designated, then to the director's legal representative, in one or more installments as the Executive Committee of the Board in its sole discretion may determine.





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